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                                                                   EXHIBIT 10(a)

                                                                     [Execution]

                                CREDIT AGREEMENT

                                 BY AND BETWEEN

                             COMERICA BANK ("BANK")

                                       AND

                         PEERLESS MFG. CO. ("BORROWER")

                             DATED: OCTOBER 30, 2003

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                                      INDEX

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SECTION 1. DEFINITIONS.....................................................................................     1
           1.1      Defined Terms..........................................................................     1
           1.2      Accounting Terms.......................................................................     1
           1.3      Singular and Plural....................................................................     1

SECTION 2. TERMS, CONDITIONS AND PROCEDURES FOR BORROWING..................................................     1

SECTION 3. REPRESENTATIONS AND WARRANTIES..................................................................     1
           3.1      Authority..............................................................................     2
           3.2      Due Authorization......................................................................     2
           3.3      Title to Property......................................................................     2
           3.4      Encumbrances...........................................................................     2
           3.5      Subsidiaries...........................................................................     2
           3.6      Taxes..................................................................................     2
           3.7      No-Defaults............................................................................     2
           3.8      Enforceability of Agreement and Loan Documents.........................................     2
           3.9      Non-contravention......................................................................     2
           3.10     Actions, Suits, Litigation or Proceedings..............................................     3
           3.11     Compliance with Laws...................................................................     3
           3.12     Consents, Approvals and Filings, Etc. .................................................     3
           3.13     Contracts, Agreements and Leases.......................................................     3
           3.14     ERISA..................................................................................     3
           3.15     No Investment Company..................................................................     3
           3.16     No Margin Stock........................................................................     4
           3.17     Environmental Representations..........................................................     4
           3.18     Accuracy of Information................................................................     5

SECTION 4. AFFIRMATIVE COVENANTS...........................................................................     5
           4.1      Preservation of Existence, Etc. .......................................................     5
           4.2      Keeping of Books.......................................................................     5
           4.3      Reporting Requirements.................................................................     6
           4.4      Financial Covenants....................................................................     7
           4.5      Inspections............................................................................     7
           4.6      Further Assurances; Financing Statements...............................................     7
           4.7      Compliance with Leases.................................................................     8
           4.8      Indemnification........................................................................     8
           4.9      Governmental and Other Approvals.......................................................     8
           4.10     Insurance..............................................................................     8
           4.11     Compliance with ERISA..................................................................     8
           4.12     Environmental Covenants................................................................     9

SECTION 5. NEGATIVE COVENANTS..............................................................................    10
           5.1      Capital Structure, Business Objects or Purpose.........................................    10
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
           5.2      Mergers or Dispositions................................................................    10
           5.3      Guaranties.............................................................................    10
           5.4      Debt...................................................................................    10
           5.5      Encumbrances...........................................................................    11
           5.6      Acquisitions...........................................................................    11
           5.7      Investments............................................................................    11
           5.8      Transactions with Affiliates.  ........................................................    11
           5.9      Defaults on Other Obligations..........................................................    12
           5.10     Pension Plans..........................................................................    12
           5.11     No Further Negative Pledges............................................................    12
           5.12     Accounts Receivable....................................................................    12
           5.13     No License Restrictions................................................................    12
           5.14     Sale of Assets.........................................................................    12
           5.15     Distributions to Foreign Subsidiaries..................................................    12

SECTION 6. EVENTS OF DEFAULT...............................................................................    12
           6.1      Events of Default......................................................................    12
           6.2      Remedies Upon Event of Default.........................................................    14
           6.3      Setoff.................................................................................    14
           6.4      Waiver of Certain Laws.................................................................    15
           6.5      Waiver of Defaults.....................................................................    15
           6.6      Receiver...............................................................................    15
           6.7      Application of Proceeds of Collateral..................................................    15

SECTION 7. MISCELLANEOUS...................................................................................    15
           7.1      Accounting Principles..................................................................    15
           7.2      Taxes and Fees.........................................................................    16
           7.3      Governing Law..........................................................................    16
           7.4      Audits of Collateral; Fees.............................................................    16
           7.5      Costs and Expenses.....................................................................    16
           7.6      Notices................................................................................    16
           7.7      Further Action.........................................................................    17
           7.8      Successors and Assigns; Participation..................................................    17
           7.9      Indulgence.............................................................................    17
           7.10     Amendment and Waiver...................................................................    17
           7.11     Severability...........................................................................    17
           7.12     Headings and Construction of Terms.....................................................    17
           7.13     Independence of Covenants..............................................................    17
           7.14     Reliance on and Survival of Various Provisions.........................................    17
           7.15     Effective Upon Execution...............................................................    18
           7.16     Complete Agreement; Conflicts..........................................................    18
           7.17     Exhibits and Addenda...................................................................    18
           7.18     WAIVER OF JURY TRIAL...................................................................    18
           7.19     ORAL AGREEMENTS INEFFECTIVE............................................................    19
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ADDENDA:
         Defined Terms Addendum
         Financial Covenants Addendum
         Loan Terms, Conditions and Procedures Addendum

EXHIBITS:
         Exhibit A - Form of Compliance Certificate
         Exhibit B - Form of Request for Advance

SCHEDULES:
         Schedule 3.5  Subsidiaries
         Schedule 3.14 Employee Benefit Plans
         Schedule 3.17 Environmental Disclosures
         Schedule 5.4  Debt

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                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT (this "Agreement") is made and delivered effective as of October 30, 2003, by and between Peerless Mfg. Co., a Texas corporation ("Borrower"), and COMERICA BANK ("Bank").

                                    RECITALS

         A. Borrower desires to obtain certain facilities from the Bank, and the Bank is willing to provide such credit facilities to and in favor of Borrower.

         B. Such credit facilities are subject to the terms and conditions set forth herein and in every other Loan Document.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Borrower and Bank agree as follows:

SECTION 1. DEFINITIONS

         1.1 Defined Terms. The terms as used in this Agreement shall have the meanings assigned to such terms in the Defined Terms Addendum.

         1.2 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be determined and construed in accordance with GAAP.

         1.3 Singular and Plural. Where the context herein requires, the singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.

SECTION 2. TERMS, CONDITIONS AND PROCEDURES FOR BORROWING

         Subject to the terms, conditions and procedures of this Agreement and each other Loan Document including, but not limited to, the terms, conditions and procedures set forth in the Defined Terms Addendum and Loan Terms, Conditions and Procedures Addendum, Bank agrees to make credit available to the Borrower on such dates and in such amounts as the Borrower shall request from time to time or as may otherwise be agreed to by Borrower and Bank.

SECTION 3. REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and so long as Bank shall have any commitment or obligation to make any Loans or issue any Letters of Credit hereunder, and so long as any Indebtedness remains unpaid and outstanding under any Loan Document, as follows:

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         3.1      Authority. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified and authorized to do business in each other jurisdiction in which the character of its assets or the nature of its business makes such qualification necessary.

         3.2 Due Authorization. Each Loan Party has all requisite power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party or is otherwise bound, all of which have been duly authorized by all necessary action, and are not in contravention of law or the terms of any Loan Party's organizational or other governing documents.

         3.3 Title to Property. Each Loan Party has good title to all property and assets purported to be owned by it, including those assets identified on the Financial Statements most recently delivered by Borrower to Bank.

         3.4 Encumbrances. To Borrower's knowledge, there are no security interests or other Liens or encumbrances on, and no financing statements on file with respect to, any of the property or assets of any Loan Party, except for Permitted Encumbrances.

         3.5 Subsidiaries. Borrower has no Subsidiaries, except as set forth in Schedule 3.5 which Schedule sets forth the percentage of ownership of Borrower in each such Subsidiary as of the date of this Agreement.

         3.6 Taxes. To Borrower's knowledge, each Loan Party has filed, on or before their respective due dates, all federal, state, local and foreign tax returns which are required to be filed, or has obtained extensions for filing such tax returns, and is not delinquent in filing such returns in accordance with such extensions, and has paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively and diligently contested in good faith by appropriate proceedings, and if reasonably requested by Bank, have been bonded or reserved in an amount and manner satisfactory to Bank.

         3.7 No-Defaults. To Borrower's knowledge, there exists no default (or event which, with the giving of notice or passage of time, or both, would result in a default) under the provisions of any instrument or agreement evidencing, governing, securing or otherwise relating to any material Debt of any Loan Party or pertaining to any of the Permitted Encumbrances.

         3.8 Enforceability of Agreement and Loan Documents. Each Loan Document has been duly executed and delivered by duly authorized officer(s) or other representative(s) of each Loan Party, and constitutes the valid and binding obligations of each Loan Party, enforceable in accordance with their respective terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally at the time in effect.

         3.9 Non-contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party or otherwise bound, are not in

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contravention of the terms of any indenture, agreement or undertaking to which any such Loan Party is a party or by which it is bound, except to the extent that such terms have been waived or that failure to comply with any such terms would not have a Material Adverse Effect.

         3.10 Actions, Suits, Litigation or Proceedings. There are no actions, suits, litigation or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any Governmental Authority, pending, or, to the knowledge of Borrower, threatened against or affecting any Loan Party, which, if adversely determined, could materially impair the right of any Loan Party to carry on its business substantially as now conducted or could have a Material Adverse Effect. To Borrower's knowledge, no Loan Party is under investigation by, or is operating under any restrictions imposed by, any Governmental Authority.

         3.11 Compliance with Laws. To Borrower's knowledge, each Loan Party has complied with all Governmental Requirements, including, without limitation, Environmental Laws, to the extent that failure to so comply could have a Material Adverse Effect.

         3.12 Consents, Approvals and Filings, Etc. To Borrower's knowledge, except as have been previously obtained or as otherwise expressly provided in this Agreement, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any Governmental Authority and no material authorization, consent or approval from any other Person, is required in connection with the execution, delivery and performance by each Loan Party of any Loan Document to which it is a party. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of Borrower, any threatened attack, in any material respect, by appeal, direct proceeding or otherwise.

         3.13 Contracts, Agreements and Leases. To Borrower's knowledge, no Loan Party is in default (beyond any applicable period of grace or cure) in complying with any provision of any material contract, agreement, indenture, lease or instrument to which it is a party or by which it or any of its properties or assets are bound, where such default would have a Material Adverse Effect. To Borrower's knowledge, each such contract, commitment, undertaking, agreement, indenture and instrument is in full force and effect and is valid and legally binding.

         3.14 ERISA. To Borrower's knowledge, except as shown on Schedule 3.14, no Loan Party maintains or contributes to any employee benefit plan subject to Title IV of ERISA. Furthermore, no Loan Party has incurred any accumulated funding deficiency within the meaning of ERISA or incurred any liability to the PBGC in connection with any employee benefit plan established or maintained by such Loan Party, and, to Borrower's knowledge, no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans that involves a liability in excess of $25,000.

         3.15 No Investment Company. No Loan Party is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor is any Loan Party "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

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         3.16     No Margin Stock. No Loan Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or made available by any Loan Party in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock, or otherwise used or made available for any other purpose which might violate the provisions of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of said Board of Governors or any regulations substituted therefor, as are from time to time in effect, are used in this Section with such meanings, and these representations and warranties shall be immediately effective.

         3.17     Environmental Representations.

                  (a) No Loan Party has received any notice of any violation of any Environmental Law(s); and no Loan Party is a party to any litigation or administrative proceeding, nor, so far as is known by Borrower, is any litigation or administrative proceeding threatened against any Loan Party which, in any case,
                           (i) asserts or alleges that any Loan Party violated any Environmental Law(s), (ii) asserts or alleges that any Loan Party is required to clean up, remove or take any other remedial or response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials, or (iii) asserts or alleges that any Loan Party is required to pay all or a portion of any past, present or future clean-up, removal or other remedial or response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials by any Loan Party, and which, either singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (b) To Borrower's knowledge, there are no conditions existing currently which could subject any Loan Party to damages, penalties, injunctive relief or clean-up costs under any applicable Environmental Law(s), or which require, or are likely to require, clean-up, removal, remedial action or other response pursuant to any applicable Environmental Law(s) by any Loan Party, and which, in any case, either singularly or in aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (c) No Loan Party is subject to any judgment, decree, order or citation related to or arising out of any applicable Environmental Law(s), which, either singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and, to Borrower's knowledge, no Loan Party has been named or listed as a potentially responsible party by any Governmental Authority in any matter arising under any applicable Environmental Law(s), except as disclosed in Schedule 3.17, and, in the event that any such matters are disclosed in said Schedule 3.17 they will not, either singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (d) To Borrower's knowledge, each Loan Party has all permits, licenses and approvals required under applicable Environmental Laws, where the failure to so obtain or maintain any such permits, licenses or approvals could reasonably be expected to have a Material Adverse Effect.

         3.18 Accuracy of Information. The Financial Statements previously furnished to Bank have been prepared in accordance with GAAP and fairly present the financial condition of Borrower and its Subsidiaries as such Financial Statements purport to present, and the results of their respective operations as of the dates and for the periods covered thereby; and since the date(s) of said Financial Statements, there has been no material adverse change in the financial condition of Borrower or any other consolidated Subsidiary covered by such Financial Statements. No Loan Party, nor any such other consolidated Subsidiary has any material contingent obligations, liabilities for taxes, long-term leases or long-term commitments not disclosed by, or reserved against in, such Financial Statements. Each Loan Party is solvent, able to pay its respective debts as they mature, has capital sufficient to carry on its business and has assets the fair market value of which exceed its liabilities, and Borrower will not be rendered insolvent, under-capitalized or unable to pay debts generally as they become due by the execution or performance of any Loan Document to which it is a party or by which it is otherwise bound.

SECTION 4. AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that, so long as Bank is committed to make any Loan or issue any Letter of Credit under this Agreement, and until all instruments and agreements evidencing any Loan which is payable on demand or which conditions advances upon the Bank's discretion are fully discharged and terminated, and thereafter, so long as any Indebtedness remains outstanding, it will, and, as applicable, it will cause each Loan Party within its control or under common control to:

         4.1 Preservation of Existence, Etc. Preserve and maintain Borrower's existence and preserve and maintain such of its rights, licenses, and privileges as are material to the business and operations conducted by it; qualify and remain qualified to do business in each jurisdiction in which such qualification is material to its business and operations or ownership of its properties, continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all of Borrower's franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto.

         4.2 Keeping of Books. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, those Financial Statements to be delivered to Bank pursuant Section 4.3 hereof) prepared in accordance with GAAP.

         4.3 Reporting Requirements. Furnish to Bank, or cause to be furnished to Bank, the following:

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


                  (a) as soon as possible, and in any event within five (5) calendar days after becoming aware of the occurrence or existence of each Default or Event of Default hereunder or any material adverse change in the consolidated financial condition of Borrower, a written statement of the chief financial officer of Borrower (or in his or her absence, a responsible senior officer of Borrower), setting forth details of such Default, Event of Default or change, and the action which Borrower has taken, or has caused to be taken, or proposes to take, or to cause to be taken, with respect thereto;

                  (b)      as soon as available, and in any event within ninety
                           (90) days after and as of the end of each fiscal year of Borrower, audited consolidated Financial Statements of Borrower for and as of such fiscal year then ending, with comparative numbers for the preceding fiscal year, and such other comments and financial details as are usually included in similar reports. Such audited Financial Statements shall be prepared by Borrower in accordance with GAAP and certified by independent certified public accountants of recognized national standing selected by Borrower's audit committee and shall contain unqualified opinions as to the fairness of the statements therein contained, except that the opinion may be qualified as a "going concern" of the fiscal year preceding the Revolving Credit Maturity Date due to the non-extension of this Agreement.

                  (c) as soon as available, and in any event within (i) thirty (30) days after and as of October 31, 2003, and November 30, 2003, and (ii) forty-five (45) days after and as of the end of each fiscal quarter thereafter (excluding the last such reporting period of each of Borrower's fiscal years, for which reporting period Section 4.3(b) will control) unaudited consolidated Financial Statements of Borrower for and as of such reporting period then ending and for and as of that portion of the fiscal year then ending, with comparative numbers for the same period of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower as to consistency with prior financial reports and accounting periods, accuracy and fairness of presentation;

                  (d) as soon as available, and in any event within (i) thirty (30) days after and as of October 31, 2003 and November 30, 2003, and (ii) thereafter, (A) forty-five (45) days after and as of the end of each of Borrower's first three fiscal quarters of each fiscal year, and (B) ninety (90) days after the end of Borrower's last fiscal quarter of each fiscal year, accounts receivable agings, backlog and percentage complete reports, in form and detail similar to those previously delivered to Bank,

                  (e)      as soon as available, and in any event within thirty
                           (30) days after and as of the end of each Applicable Calendar Month, accounts receivable agings, backlogs and completion reports and such of the other Loan Parties as may

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                           be required by the Bank, in form and detail similar
                           to those previously delivered to Bank;

                  (f)      as soon as available, and in any event within thirty
                           (30) days after and as of the end of each Applicable Calendar Month, a listing of Eligible Inventory of Borrower, in form and detail satisfactory to Bank, such listing to identify the cost and location thereof;

                  (g) as soon as available, and in any event within forty-five (45) days after and as of the end of each fiscal quarter, a Compliance Certificate, dated as of the end of such fiscal quarter;

                  (h)      as soon as available, and in any event within thirty
                           (30) days after and as of the end of each Applicable Calendar Month, a Borrowing Base Certificate, dated as of the end of such Applicable Calendar Month;

                  (i)      as soon as available, and in any event within sixty
                           (60) days after and as of the end of each fiscal year, consolidated annual financial projections of Borrower for the immediately following fiscal year, prepared on a quarter-by-quarter basis in form similar to the form of such projections previously delivered to Bank;

                  (j) promptly upon receipt thereof, copies of all management letters and other substantive reports submitted to any Loan Party by independent certified public accountants in connection with any annual audit of any such party, to the extent the disclosure thereof is not prohibited by applicable securities laws; and

                  (k) promptly, and in form and detail satisfactory to Bank, such other information as Bank may reasonably request from time to time.

         4.4 Financial Covenants. Borrower will maintain, all financial covenants set forth in the Financial Covenants Addendum.

         4.5 Inspections. Permit Bank, or its representatives, at reasonable times and intervals, at Borrower's cost and expense, to visit any office of any Loan Party, discuss its financial matters with its officers, employees and independent certified public accountants, and by this provision, Borrower authorizes such officers, employees and accountants to discuss the finances and affairs of Borrower and any of its consolidated Subsidiaries.

         4.6 Further Assurances; Financing Statements. Furnish Bank, at Borrower's expense, upon Bank's reasonable request and in form satisfactory to Bank (and execute and deliver or cause to be executed and delivered), such additional pledges, assignments, mortgages, lien instruments or other security instruments, consents, acknowledgments, subordinations and financing statements covering any or all of the Collateral pledged, assigned, mortgaged or encumbered pursuant to any Loan Document, of every nature and description, whether now owned or hereafter acquired by

Borrower or any other Person providing such Collateral, together with such other documents or instruments as Bank may require to effectuate more fully the purposes of any Loan Document.

         4.7 Compliance with Leases. Comply with all terms and conditions of any leases covering any premises or property (real or personal) wherein any of the Collateral is or may be located, or covering any of the other material personal or real property now or hereafter owned, leased or otherwise used by any Loan Party in the conduct of its business, and any Governmental Requirement, except where the failure to so comply could not cause a Material Adverse Effect.

         4.8 Indemnification. Indemnify, defend and save Bank harmless from any and all claims, losses, costs, damages, liabilities, obligations and expenses (as used in this Section, collectively, the "Indemnified Matters"), including, without limitation, reasonable attorneys' fees (whether inside or outside counsel is used), incurred by Bank by reason of any Default or Event of Default, in defending or protecting the Liens which secure or purport to secure all or any portion of the Indebtedness, whether existing under any Loan Document or otherwise or the priority thereof, or in enforcing the obligations of Borrower or any other Person under or pursuant to any Loan Document, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with the Collateral or any Loan Document, INCLUDING ANY CLAIMS, LOSSES, COSTS, DAMAGES, LIABILITIES, OBLIGATIONS, AND EXPENSES RESULTING FROM BANK'S OWN NEGLIGENCE, except and to the extent but only to the extent caused by Bank's gross negligence or willful misconduct. Upon Bank's receipt of written notice of any such Indemnified Matter, Bank will provide to Borrower notice, in writing accompanied by reasonable detail, of such Indemnified Matter, but any failure by Bank to provide such notice to Borrower shall not impair or otherwise affect the rights of Bank to be indemnified, defended and held harmless under this Section.

         4.9 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and/or performance by any Loan Party of any Loan Document to which it is a party.

         4.10 Insurance. Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including, without limitation, loss of rent and/or business interruption insurance and boiler and machinery insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property subject to any Loan Document or property in which the Bank shall have a Lien of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Borrower (or other Person providing Collateral) and Bank, with mortgagee's clauses in favor of and satisfactory to Bank for all such policies, and such policies shall also provide that they may not be canceled or changed without thirty (30) days' prior written notice to Bank. Upon the request of Bank, all of said policies, or copies thereof, including all endorsements thereon and those required hereunder, shall be deposited with Bank.

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         4.11     Compliance with ERISA. In the event that any Loan Party or any of its Subsidiaries maintain(s) or establish(es) a Pension Plan subject to ERISA, (a) comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated, including, but not limited to, the minimum funding requirements thereof; (b) promptly notify Bank upon the occurrence of a "reportable event" or "prohibited transaction" within the meaning of ERISA, or that the PBGC or any Loan Party has instituted or will institute proceedings to terminate any Pension Plan, together with a copy of any proposed notice of such event which may be required to be filed with the PBGC; and (c) if requested by Bank, furnish to Bank (or cause the plan administrator to furnish Bank) a copy of the annual return (including all schedules and attachments) for each Pension Plan covered by ERISA, and filed with the Internal Revenue Service by any Loan Party not later than thirty (30) days after such report has been so filed.

         4.12     Environmental Covenants.

                  (a) Comply with all applicable Environmental Laws, and maintain all permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could have a Material Adverse Effect.

                  (b) Promptly notify Bank, in writing, as soon as Borrower becomes aware of any condition or circumstance which makes any of the environmental representations or warranties set forth in this Agreement incomplete, incorrect or inaccurate in any material respect as of any date; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by any Loan Party, or of any circumstance or condition which requires or may require, a financial contribution by any Loan Party, or a clean-up, removal, remedial action or other response by or on behalf of any Loan Party, under applicable Environmental Law(s), or which seeks damages or civil, criminal or punitive penalties from any Loan Party or any violation or alleged violation of Environmental Law(s).

                  (c) Borrower hereby agrees to indemnify, defend and hold Bank, and any of Bank's past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from any and all claims, losses, damages, suits, penalties, costs, liabilities, obligations and expenses (as used in this Section, collectively, the "Indemnified Matters") (including, without limitation, reasonable legal expenses and attorneys' fees, whether inside or outside counsel is used) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation of any applicable Environmental Law(s), in any case, caused by any Loan Party or in any way related to any property owned or operated by any Loan Party or due to any acts of any Loan Party or any of its officers, directors, shareholders, employees, consultants and/or representatives INCLUDING ANY CLAIMS, LOSSES, DAMAGES, SUITS, PENALTIES, COSTS, LIABILITIES,

                           OBLIGATIONS OR EXPENSES, RESULTING FROM BANK'S OWN NEGLIGENCE; provided however, that the foregoing indemnification shall not be applicable, and Borrower shall not be liable for any such claims, losses, damages, suits, penalties, costs, liabilities, obligations or expenses, to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Bank or any of its agents or employees. Upon Bank's receipt of written notice of any such Indemnified Matter, Bank will provide to Borrower notice, in writing accompanied by reasonable detail, of such Indemnified Matter, but any failure by Bank to provide such notice to Borrower shall not impair or otherwise affect the rights of Bank or any of Bank's past, present or future officers, directors, shareholders, employees, representatives or consultants to be indemnified, defended and held harmless under this Section.

SECTION 5. NEGATIVE COVENANTS

         Borrower covenants and agrees that, so long as Bank is committed to make any Loan or issue any Letter of Credit under this Agreement and until all instruments and agreements evidencing any Loan which is payable on demand or which conditions advances upon the Bank's discretion are fully discharged and terminated, and thereafter, so long as any Indebtedness remains outstanding, it will not, and it will not allow any Loan Party within its control or under common control to, without the prior written consent of the Bank, which consent, with respect to the following Sections 5.1, 5.6 and 5.7, shall not be unreasonably withheld:

         5.1 Capital Structure, Business Objects or Purpose. Purchase, acquire or redeem any of its equity ownership interests; provided that Borrower may repurchase its common stock so long as the purchase price for all such stock does not exceed $250,000 during any fiscal year, or enter into any reorganization or recapitalization or reclassify its equity ownership interests, or make any material change in its capital structure or general business objects or purpose.

         5.2 Mergers or Dispositions. Change its name, enter into any merger or consolidation, whether or not the surviving entity thereunder, or sell, lease, transfer, relocate or dispose of all, substantially all, or any material part of its assets (whether in a single transaction or in a series of transactions); provided that any Subsidiary of Borrower may be merged with Borrower so long as Borrower is the surviving entity.

         5.3 Guaranties. Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations or Debt of others (whether directly or indirectly), except:

                  (a)      guaranties in favor of and satisfactory to Bank;

                  (b) endorsements for deposit or collection in the ordinary course of business;

                  (c) guaranties of Debt of Borrower's Subsidiaries in an aggregate amount not to exceed $1,000,000; and

                  (d) guaranties of obligations to reimburse sureties with respect to performance or warranty bonds; provided that the Loan Parties' aggregate liability under such guaranties and for Debt described in Section 5.4(d), shall not exceed $5,000,000.

         5.4      Debt. Become or remain obligated for any Debt except:

                  (a) Indebtedness and other Debt from time to time outstanding and owing to Bank;

                  (b) Trade payables and other payables and accrued liabilities arising in the ordinary course of business and normally classified as current liabilities under GAAP;

                  (c) Debt (including, without limitation, Capitalized Lease Obligations) outstanding as of the date hereof more particularly described in Schedule 5.4 attached hereto and any refinancing thereof;

                  (d) Debt to reimburse sureties with respect to performance or warranty bonds; provided that the Loan Parties' aggregate liability for such Debt and the guaranties described in Section 5.3(d), shall not exceed $5,000,000;

                  (e) Debt arising under Hedging Contracts entered into with respect to Indebtedness; and

                  (f)      Other Debt in an aggregate amount not to exceed
                           $1,500,000.

         5.5 Encumbrances. Create, incur, assume or suffer to exist any Lien upon, or create, suffer or permit to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except for Permitted Encumbrances.

         5.6 Acquisitions. Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any Person or any shares of stock or other ownership interests of any Person or otherwise purchase assets for which the aggregate purchase price exceeds $2,000,000 in any fiscal year.

         5.7 Investments. Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans, advances or extensions of credit to, any Person, other than:

                  (a) Borrower's current ownership interests in those Subsidiaries of Borrower identified on Schedule 3.5 attached hereto; and

                  (b) any investment in direct obligations of the United States of America or any agency thereof, or in certificates of deposit issued by Bank, maintained consistent with Borrower's or such Subsidiary's business practices prior to the date hereof.

                  (c) any investment in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit have an investment grade rating.

                  (d) any investment in corporate bonds which have an investment grade rating.

         5.8 Transactions with Affiliates. Enter into any transaction with any of their stockholders, officers, employees, partners or any of their Affiliates involving an aggregate amount in excess of $60,000 during any fiscal year of Borrower, except subject to the terms hereof, transactions in the ordinary course of business and on terms not less favorable than would be usual and customary in similar transactions between Persons dealing at arm's length.

         5.9 Defaults on Other Obligations. Fail to perform, observe or comply duly with any covenant, agreement or other obligation to be performed, observed or complied with by any Loan Party, subject to any grace periods provided therein, which failure could have a Material Adverse Effect.

         5.10 Pension Plans. Except in compliance with this Agreement, enter into, maintain, or make contribution to, directly or indirectly, any Pension Plan that is subject to ERISA.

         5.11 No Further Negative Pledges. Enter into or become subject to any agreement (other than this Agreement or the Loan Documents) (a) prohibiting the guaranteeing by any Loan Party of any obligations, (b) prohibiting the creation or assumption of any Lien upon the properties or assets of any Loan Party, whether now owned or hereafter acquired or (c) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.

         5.12 Accounts Receivable. Sell or assign any Eligible Account, account receivable, note or trade acceptance, except to the Bank.

         5.13 No License Restrictions. Permit any restriction in any license or other agreement that restricts Borrower or any other Loan Party from granting a Lien to Bank upon any of Borrower's or such other Loan Party's rights under such license or agreement.

         5.14 Sale of Assets. Sell or otherwise dispose of any of its assets in an aggregate amount that exceeds $250,000 in any fiscal year.

         5.15 Distributions to Foreign Subsidiaries. Make any direct or indirect payment or distribution to any Subsidiary that is not organized under the Laws of the United States or any political subdivision thereof, in an aggregate amount that exceeds $500,000 in any fiscal year.

SECTION 6. EVENTS OF DEFAULT

         6.1 Events of Default. The occurrence or existence of any of the following conditions or events shall constitute an "Event of Default" hereunder:

                  (a) upon non-payment of any principal, interest or other sums due under the terms of this Agreement or under any Note(s), or under any other instrument or evidence of Indebtedness, whether under this Agreement, any Note(s), or otherwise, in any case, when due in accordance with the terms hereof or as otherwise specified therein; or if any Guarantor shall fail to pay, when due, any indebtedness, obligation or liability whatsoever of any such Guarantor to Bank;

                  (b) (i) default in the observance or performance of any of the conditions, covenants or agreements of Borrower set forth in Section 4.3(a), Section 4.4, or Sections 5.1 through 5.15 inclusive, and (ii) default in the observance or performance of any other term or condition set forth in this Agreement and not set forth above in Section 6.1(b)(i) or in Section 6.1(a), and such default is not cured within 15 days after the date on which Borrower first has knowledge of the occurrence of such default;

                  (c) any representation or warranty made by any Loan Party in any Loan Document shall be untrue or incorrect in any material respect and is not cured within 15 days after the date on which Borrower first has knowledge that such representation or warranty has become untrue or incorrect;

                  (d) any default or event of default, as the case may be, in the observance or performance of any of the conditions, covenants or agreements of any Loan Party set forth in any Loan Document and continuation thereof beyond any applicable period of grace or cure provided with respect thereto;

                  (e) any default by any Loan Party, other than a "default," the existence of which is being contested by such Loan Party in good faith by appropriate proceedings or actions, in the payment of any Debt having a principal amount in excess of $100,000 (other than Debt owing to Bank), or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto and, in each such case, continuation thereof beyond any applicable grace or cure period;

                  (f) the rendering of one or more judgments or decrees for the payment of money, against any Loan Party, and such judgment(s) or decree(s) shall remain unvacated, unbonded or unstayed, by appeal or otherwise, for a period of sixty (60) consecutive days after the date of entry;

                  (g)      a Change of Control occurs;

                  (h) the failure by any Loan Party, to meet the minimum funding requirements under ERISA with respect to any Pension Plan established or maintained by it; the occurrence of any "reportable event," as defined in ERISA, which could constitute grounds for termination by the PBGC of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan, and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or any Loan Party, as the case may be; or the institution of any proceedings by the PBGC to terminate any such Pension Plan or to appoint a trustee by the appropriate United States District Court to administer any such Pension Plan;

                  (i) if any Loan Party, becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver, liquidator, conservator or other custodian for any Loan Party, or a substantial part of its property, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver, liquidator, conservator or other custodian is appointed for any Loan Party, or for a substantial part of its property, and the same is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other proceedings under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against any Loan Party, and, if instituted against any Loan Party, the same is consented to or acquiesced in by any such Loan Party or otherwise remains undismissed for sixty (60) days; or any warrant of attachment is issued against any substantial part of the property of any Loan Party, which is not released within sixty (60) days of service thereof;

                  (j) if any Loan Document shall be terminated, revoked, or otherwise rendered void or unenforceable, in any case, without Bank's prior written consent, other than in accordance with the terms thereof; or

                  (k) Bank reasonably deems itself insecure believing that the prospect of payment of any of the Indebtedness is impaired or shall fear deterioration, removal or waste of any of the Collateral.

         6.2 Remedies Upon Event of Default. Upon the occurrence and at any time during the existence or continuance of any Event of Default, but without impairing or otherwise limiting the Bank's right to demand payment of all or any portion of the Indebtedness which is payable on demand, at Bank's option, Bank may give notice to Borrower declaring all or any portion of the

Indebtedness remaining unpaid and outstanding, whether under the Note or otherwise, to be due and payable in full without presentation, demand, protest, notice of dishonor, notice of intent to accelerate or notice of acceleration and without other notice of any kind, except as provided in the Loan Documents, all of which are hereby expressly waived, whereupon all such Indebtedness shall immediately become due and payable. Furthermore, upon the occurrence of a Default or Event of Default and at any time during the existence or continuance of any Default or Event of Default, but without impairing or otherwise limiting the right of Bank, if reserved under any Loan Document, to make or withhold financial accommodations at its discretion, to the extent not yet disbursed, any commitment by Bank to make any further loans to Borrower or issue any further Letters of Credit for Borrower's account under this Agreement shall automatically terminate; provided, should such Default or Event of Default be cured to Bank's satisfaction, Bank may, but shall be under no obligation to, reinstate any such commitment by written notice to Borrower. Notwithstanding the foregoing, in the case of an Event of Default under Section 6.1(i), and notwithstanding the lack of any notice, demand or declaration by Bank, the entire Indebtedness remaining unpaid and outstanding shall become automatically due and payable in full, and any commitment by Bank to make any further loans to Borrower or issue any further Letters of Credit for Borrower's account shall be automatically and immediately terminated, without any requirement of notice or demand by Bank upon Borrower, each of which are hereby expressly waived by Borrower. The foregoing rights and remedies are in addition to any other rights, remedies and privileges Bank may otherwise have or which may be available to it, whether under this Agreement, any other Loan Document, by law, or otherwise.

         6.3 Setoff. In addition to any other rights or remedies of Bank under any Loan Document, by law or otherwise, upon the occurrence and during the continuance or existence of any Event of Default, Bank may, at any time and from time to time, without notice to Borrower (any requirements for such notice being expressly waived by Borrower), setoff and apply against any or all of the Indebtedness (whether or not then due), any or all deposits (general or special, time or demand, provisional or final) at any time held by Borrower and other indebtedness at any time owing by Bank to or for the credit or for the account of Borrower, and any property of Borrower, from time to time in possession or control of Bank, irrespective of whether or not Bank shall have made any demand hereunder or for payment of the Indebtedness and although such obligations may be contingent or unmatured, and regardless of whether any Collateral then held by Bank is adequate to cover the Indebtedness. The rights of Bank under this Section are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Bank may otherwise have. Borrower hereby grants Bank a Lien on and security interest in all such deposits, indebtedness and other property as additional collateral for the payment and performance of the Indebtedness. Bank shall provide reasonable detail as to the application of any funds that have been set off.

         6.4 Waiver of Certain Laws. To the extent permitted by applicable law, Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish, the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Note, or to any security interest or other Lien contemplated by or granted under or in connection with this Agreement or the Indebtedness.

         6.5 Waiver of Defaults. No Default or Event of Default shall be waived by Bank except in a written instrument specifying the scope and terms of such waiver and signed by an authorized officer of Bank, and such waiver and shall be effective only for the specific time(s) and purpose(s) given. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of Bank's rights. No waiver of any Default or Event of Default shall extend to any other or further Default or Event of Default. No forbearance on the part of Bank in enforcing any of Bank's rights or remedies under any Loan Document shall constitute a waiver of any of its rights or remedies. Borrower expressly agrees that this Section may not be waived or modified by Bank by course of performance, estoppel or otherwise.

         6.6 Receiver. Bank, in any action or suit to foreclose upon any of the Collateral, shall be entitled, without notice or consent, and completely without regard to the adequacy of any security for the Indebtedness, to the appointment of a receiver of the business and premises in question, and of the rents and profits derived therefrom. This appointment shall be in addition to any other rights, relief or remedies afforded Bank. Such receiver, in addition to any other rights to which he shall be entitled, shall be authorized to sell, foreclose or complete foreclosure on Collateral for the benefit of Bank, pursuant to provisions of applicable law.

         6.7 Application of Proceeds of Collateral. Notwithstanding anything to the contrary set forth in any Loan Document, after an Event of Default, the proceeds of any of the Collateral, together with any offsets, voluntary payments, and any other sums received or collected in respect of the Indebtedness, may be applied in such order and manner as determined by Bank in its sole and absolute discretion.

SECTION 7. MISCELLANEOUS

         7.1 Accounting Principles. Except to the extent expressly stated to the contrary herein, where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for purposes of this Agreement, it shall be done in accordance with GAAP, and all accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

         7.2 Taxes and Fees. Unless otherwise prohibited by applicable law, should any tax (other than a tax based upon the net income of Bank) or recording or filing fee become payable in respect of any Loan Document, any of the Collateral, any of the Indebtedness or any amendment, modification or supplement hereof or thereof, Borrower agrees to pay such taxes (or reimburse Bank therefor upon demand for reimbursement), together with any interest or penalties thereon, and agrees to hold Bank harmless with respect thereto.

         7.3 Governing Law. Each Loan Document shall be deemed to have been delivered in the State of Texas, and shall be governed by and construed and enforced in accordance with the laws of the State of Texas, except to the extent that the Uniform Commercial Code, other personal property law or real property law of another jurisdiction where Collateral is located is applicable, and except to the extent expressed to the contrary in any Loan Document. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         7.4 Audits of Collateral; Fees. Bank shall have the right from time to time to audit Accounts and Inventory pledged by any Loan Party and other Collateral, provided that such audits will be conducted no more than two (2) times in any fiscal year unless an Event of Default has occurred. Borrower agrees to reimburse Bank, on demand, for customary and reasonable fees and costs incurred by Bank for such audits.

         7.5 Costs and Expenses. Borrower shall pay Bank, on demand, all costs and expenses, including, without limitation, reasonable attorneys' fees and legal expenses (whether inside or outside counsel is used), incurred by Bank in perfecting, revising, protecting or enforcing any of its rights or remedies against any Loan Party or any Collateral, or otherwise incurred by Bank in connection with any Default or Event of Default or the enforcement of the Loan Documents or the Indebtedness. Bank shall provide reasonable detail regarding such costs and expenses. Following Bank's demand upon Borrower for the payment of any such costs and expenses, and until the same are paid in full, the unpaid amount of such costs and expenses shall constitute Indebtedness and shall bear interest at the Default Rate.

         7.6 Notices. All notices and other communications provided for in any Loan Document (unless otherwise expressly stipulated therein) or contemplated thereby, given thereunder or required by law to be given, shall be in writing (unless expressly provided to the contrary). If personally delivered, such notices shall be effective when delivered, and in the case of mailing or delivery by overnight courier, such notices shall be effective when placed in an envelope and deposited at a post office or official depository under the exclusive care and custody of the United States Postal Service or delivered to an overnight courier, postage prepaid, in each case addressed to the parties as set forth on the signature page of this Agreement, or to such other address as a party shall have designated to the other in writing in accordance with this Section. In the case of mailing, the mailing shall be by certified or first class mail. The giving of at least ten (10) days' notice before Bank shall take any action described in any notice shall conclusively be deemed reasonable for all purposes; provided, that this shall not be deemed to require Bank to give such ten (10) days' notice, or any notice, if not specifically required to do so in this Agreement.

         7.7 Further Action. Borrower, from time to time, upon written request of Bank, will promptly make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and promptly take all such further action as may be reasonably required to carry out the intent and purpose of the Loan Documents, and to provide for the Loans thereunder and payment of the Note, according to the intent and purpose therein expressed.

         7.8 Successors and Assigns; Participation. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors and assigns. The foregoing shall not authorize any assignment or transfer by Borrower of any of its respective rights, duties or obligations hereunder, such assignments or transfers being expressly prohibited. Bank, may assign its rights, duties and obligations hereunder, and will give to Borrower five (5) Business Days' prior notice of such assignment; provided that Bank shall not participate any of its rights, duties or obligations hereunder so long as no Default or Event of Default has occurred and is continuing. Bank is hereby authorized to disclose to any such assignee or participant (or proposed assignee or participant) any financial or other information in its knowledge or possession regarding any Loan Party or the Indebtedness.

         7.9 Indulgence. No delay or failure of Bank in exercising any right, power or privilege hereunder or under any of the Loan Documents shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege available to Bank. The rights and remedies of Bank hereunder are cumulative and are not exclusive of any rights or remedies of Bank.

         7.10 Amendment and Waiver. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance(s) and for the specific time(s) and purpose(s) for which given.

         7.11 Severability. In case any one or more of the obligations of any Loan Party under any Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of such Loan Party shall not in any way be affected or impaired thereby, and such invalidity, illegally or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of such Loan Party under any Loan Document in any other jurisdiction.

         7.12 Headings and Construction of Terms. The headings of the various sub-Sections hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof. Where the context herein requires, the singular number shall include the plural, and any gender shall include any other gender.

         7.13 Independence of Covenants. Each covenant hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of any Default or Event of Default.

         7.14 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of any Loan Party made in any Loan Document, or in any certificate, report, financial statement or other document furnished by or on behalf of any Loan Party in connection with any Loan Document, shall be deemed to have been relied upon by Bank, notwithstanding any investigation heretofore or hereafter made by Bank or on Bank's behalf, and those covenants and agreements of Borrower set forth in Sections 4.8 and 4.12 hereof (together with any other indemnities of Borrower contained elsewhere in any Loan Document) shall survive the termination of this Agreement and the repayment in full of the Indebtedness.

         7.15 Effective Upon Execution. This Agreement shall become effective upon the execution hereof by Bank and Borrower, and shall remain effective until the Indebtedness under this Agreement and the Note and the related Loan Documents shall have been repaid and discharged in full and no commitment to extend any credit hereunder (whether optional or obligatory) remains outstanding.

         7.16 Complete Agreement; Conflicts. The Loan Documents contain the entire agreement of the parties thereto, and none of the parties shall be bound by anything not expressed in writing. In the event that and to the extent that any of the terms, conditions or provisions of any of the other Loan Documents are inconsistent with or in conflict with any of the terms, conditions or provisions of this Agreement, the applicable terms, conditions and provisions of this Agreement shall govern and control.

         7.17 Exhibits and Addenda. The following Addenda, Exhibits and Schedules are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:

         Addenda:

         Defined Terms Addendum
         Financial Covenants Addendum
         Loan Terms, Conditions and Procedures Addendum

         Exhibits:

         Exhibit A - Form of Compliance Certificate
         Exhibit B - Form of Request for Advance

         Schedules:

         Schedule 3.5  Subsidiaries
         Schedule 3.14 Employee Benefit Plans
         Schedule 3.17 Environmental Disclosures
         Schedule 5.4  Debt

         7.18 WAIVER OF JURY TRIAL. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF EITHER OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

         7.19 ORAL AGREEMENTS INEFFECTIVE. THIS AGREEMENT AND THE OTHER "LOAN AGREEMENTS" (AS DEFINED IN SECTION 26.02(A)(2) OF THE TEXAS BUSINESS & COMMERCE CODE, AS AMENDED) REPRESENT THE FINAL AGREEMENT BETWEEN

THE PARTIES, AND THIS AGREEMENT AND THE OTHER WRITTEN LOAN AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                              REMAINDER OF THE PAGE
                            LEFT BLANK INTENTIONALLY

                            SIGNATURE PAGE TO FOLLOW

         WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK                              PEERLESS MFG. CO.

By: /s/ Deborah T. Purvin                  By: /s/ Richard L. Travis, Jr.
    -----------------------------              --------------------------------
    Deborah T. Purvin                          Richard L. Travis, Jr.
    Vice President                             Chief Financial Officer

    Address:     1601 Elm Street           Address:     2819 Walnut Hill Lane
                 Dallas, Texas 75201                    Dallas, Texas 75229
                 P.O. Box 650282                        Attn: Richard L. Travis,
                 Dallas, Texas 75262-0282                     Jr.
                 Attn: Deborah T. Purvin   Telefax No.: (214) 351-0194
    Telefax No.: (214) 589-1360

                             DEFINED TERMS ADDENDUM

SECTION 1. DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

         "ACCOUNT DEBTOR" shall mean the party who is obligated on or under any Account.

         "ACCOUNTS," "CHATTEL PAPER," "DOCUMENTS," "EQUIPMENT," "FIXTURES," "GENERAL INTANGIBLES," "GOODS," "INSTRUMENTS" AND "INVENTORY" shall have the respective meanings assigned to them in the UCC on the date of this Agreement.

         "ACCOUNTS RECEIVABLE" shall mean and include all Accounts, Chattel Paper, General Intangibles, contract rights, deposit accounts, documents and Instruments now owned or hereafter acquired by Borrower and, to the extent applicable, any other Loan Party pledging or purporting to pledge the same as security for all or any part of the Indebtedness.

         "AFFILIATE" shall mean, when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "AFFILIATE RECEIVABLES" shall mean, as of any time of determination, any amounts in respect of loans or advances owing to Borrower or another Loan Party from any of its Subsidiaries or Affiliates or any officer, director or shareholder of any Loan Party at such time.

         "AGREEMENT" shall mean this Credit Agreement, including the Defined Terms Addendum, the Financial Covenants Addendum and the Loan Terms, Conditions and Procedures Addendum, together with all exhibits and schedules, as it may be amended from time to time.

         "APPLICABLE CALENDAR MONTH" shall mean any calendar month during which the aggregate outstanding amount of all Loans and Letter of Credit Liabilities equals or exceeds $8,000,000 at any time.

         "APPLICABLE INTEREST RATE" shall mean, with respect to the Indebtedness from time to time outstanding under any Note the rate or rates provided in such Note as the Applicable Interest Rate.

         "BORROWING BASE CERTIFICATE" shall mean a certificate describing the Eligible Accounts and Eligible Inventory in a form acceptable to Bank.

         "BORROWING BASE LIMITATION" shall mean the sum of:

                                                          DEFINED TERMS ADDENDUM
                                                                          PAGE 1

         (a) Seventy percent (70%) of Eligible Accounts minus the positive difference between (i) billings in excess of cost and (ii) cost in excess of billings; and

         (b)      Forty percent (40%) of Eligible Inventory.

         "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or holiday, on which the Bank is open to carry on all or substantially all of its normal commercial lending business in Dallas, Texas.

         "CAPITALIZED LEASE OBLIGATION" shall mean any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

         "CHANGE OF CONTROL" shall mean that at any time one-third or more of the directors of Borrower shall consist of Persons not nominated by Borrower's Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements).

         "COLLATERAL" shall mean all Accounts Receivable, Inventory, and Equipment of Borrower, and all other property, assets and rights in which a Lien or other encumbrance in favor of or for the benefit of Bank is or has been granted or arises or has arisen, or may hereafter be granted or arise, under or in connection with any Loan Document, or otherwise, to secure the payment or performance of the Indebtedness.

         "COMPLIANCE CERTIFICATE" shall mean a certificate to be furnished by Borrower to Bank, in the form of Exhibit A, certified by the chief financial officer of Borrower in his capacity as a responsible officer of Borrower (or in such officer's absence, another responsible officer of Borrower in his capacity as a responsible officer of Borrower) pursuant to Section 4.3 of this Agreement, certifying that, as of the date thereof, no Default or Event of Default shall have occurred and be continuing, or if any Default or Event of Default shall have occurred and be continuing, specifying in detail the nature and period of existence thereof and any action taken or proposed to be taken by Borrower with respect thereto, and also certifying as to Borrower's Debt to Tangible Net Worth Ratio and as to whether Borrower is in compliance with the financial covenants contained in the Financial Covenants Addendum to this Agreement (which certificate shall set forth, in reasonable detail, the calculations and the resultant ratios and financial tests determined thereunder).

         "CONSOLIDATED" or "CONSOLIDATED" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to "consolidated" financial statements or data of the Borrower includes consolidation with its Subsidiaries in accordance with GAAP.

         "CURRENT RATIO" shall mean as of any applicable date of determination thereof, the ratio of Borrower's current assets to Borrower's current liabilities, calculated on a Consolidated basis.

                                                          DEFINED TERMS ADDENDUM
                                                                          PAGE 2

         "DEBT" shall mean, as of any applicable date of determination thereof, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several. In the case of Borrower, the term "Debt" shall include, without limitation, the Indebtedness.

         "DEBT TO TANGIBLE NET WORTH RATIO" shall mean, in respect of a Person and as of any applicable date of determination thereof, the ratio of the GAAP Debt of such Person to the Tangible Net Worth of such Person. With respect to Borrower, the Debt to Tangible Net Worth Ratio shall be calculated on a Consolidated basis.

         "DEFAULT" shall mean, any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

         "DEFAULT RATE" shall mean, at any time of determination thereof with respect to the applicable portion of the Indebtedness, a per annum rate of interest equal to the sum of the contractual rate of interest which would apply to such Indebtedness if the Default Rate was not then in effect plus three percent (3%).

         "DISBURSEMENT DATE" shall mean the date upon which Bank makes a Loan under this Agreement.

         "DISTRIBUTION" shall mean any dividend on or other distribution (whether by reduction of capital or otherwise) with respect to any shares of capital stock (or other ownership interests), except for dividends from a Subsidiary of a Loan Party to another of its Subsidiaries.

         "ELIGIBLE ACCOUNT" shall mean an Account (but shall not include interest and service charges thereon) arising in the ordinary course of business which meets each of the following requirements:

         (a) it is not owing more than sixty (60) days after the date on which payment of the original invoice or other writing evidencing such Account is due;

         (b) it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account, or it arises from services rendered and such services have been performed;

         (c) it is evidenced by an invoice, dated not later than the date of shipment or performance (either partial or complete), rendered to such Account Debtor or some other evidence of billing acceptable to Bank;

         (d) it is not evidenced by any note, trade acceptance, draft or other Instrument or by any Chattel Paper, unless such note or other document or Instrument or Chattel Paper has previously been endorsed and delivered by the relevant Loan Party to Bank.

                                                          DEFINED TERMS ADDENDUM
                                                                          PAGE 3

         (e) it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part; provided, however, that any Account that is subject to offset may be an Eligible Account to the extent it exceeds the amount of such offset if it meets all of the other requirements of this definition;

         (f) it is not subject to any sale of accounts, any rights of offset or Lien whatsoever other than to Bank;

         (g)      it is not owing by a Subsidiary or Affiliate of Borrower;

         (h) it is not (i) owing by an Account Debtor that (A) does not maintain its chief executive office in the United States of America or Canada, or (B) is not organized under the laws of the United States of America, or any state thereof or under the laws of Canada or any province thereof, or (C) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof, and (ii) supported by (A) one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (B) insurance provided by an insurer acceptable to Bank;

         (i) is not an Account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, payable at a future date in accordance with its terms or insured by a surety company;

         (j) it is not an Account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect Bank's security interest in such Account;

         (k) it is not owing by an Account Debtor for which a Loan Party or any of its Subsidiaries has received a notice of (i) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (ii) the appointment of a receiver for any material part of the property of the Account Debtor, or (iii) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor; and

         (l) it is not owing by any Account Debtor whose obligations Bank, acting in its reasonable discretion, shall have notified Borrower prior to its inclusion on a Borrowing Base Certificate, are not deemed to constitute Eligible Accounts.

                                                          DEFINED TERMS ADDENDUM
                                                                          PAGE 4

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

         "ELIGIBLE INVENTORY" shall mean all of Borrower's Inventory which is in good and merchantable condition, is not obsolete or discontinued, and which would properly be classified as "raw materials" under GAAP, excluding (a) Borrower's work in process, miscellaneous supplies such as hand tools and packaging materials, consigned goods, Inventory located outside the United States of America and goods in transit, (b) Inventory covered by or subject to a seller's right to repurchase, or any consensual or nonconsensual Lien (including, without limitation, purchase money security interests) other than in favor of Bank, whether senior or junior to Bank's security interest and Liens, and (c) Inventory that Bank, acting in its reasonable discretion, after having notified Borrower, excludes as Eligible Inventory. Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory. Eligible Inventory shall be valued at the lesser of cost or market value in accordance with GAAP.

         "ENVIRONMENTAL LAW(S)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to Hazardous Materials or otherwise intended to regulate or improve health, safety or the environment, including, without limitation, any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials; any so-called "superfund" or "superlien" law, pertaining to Hazardous Materials on or about any of the Collateral, or any other property at any time owned, leased or otherwise used by any Loan Party, or any portion thereof, including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, flammable or dangerous waste, substance or material, as now or at anytime hereafter in effect.

         "EQUIPMENT" shall have the meaning assigned to such term in the UCC on the date of this Agreement together with all of the following to the extent, if any, the same are not included within such definition: all machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory) including, without limitation, data processing hardware and software, motor vehicles, aircraft, dies, tools, jigs, and office equipment, as well as all of such types of property that are leased and all rights and interests with respect thereto under such leases to the extent that any such lease does not prohibit or require a consent to the creation of a Lien in favor of the Bank (including, without limitation, options to purchase) together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto wherever any of the foregoing is located to the extent that any of the foregoing are now owned or hereafter acquired by the Borrower and to the extent that any other Loan Party now or hereafter grants or purports to grant a Lien upon all or any of the foregoing as security for all or any portion of the Indebtedness.

                                                          DEFINED TERMS ADDENDUM
                                                                          PAGE 5

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

         "EVENT OF DEFAULT" shall mean any of those conditions or events listed in Section 6.1 of this Agreement.

         "FINANCIAL STATEMENTS" shall mean all balance sheets, income statements, statements of operations, statements of changes in shareholders' equity, statements of cash flow and reports and notes thereto of Borrower, all presented on a consolidated basis, which are required to, have been, or may from time to time hereafter, be furnished to Bank, for the purposes of, or in connection with, this Agreement, the transactions contemplated hereby or any of the Indebtedness.

         "GAAP" shall mean generally accepted accounting principles consistently applied.

         "GAAP DEBT" shall mean all Debt that should be classified as a liability on a consolidated balance sheet of Borrower in accordance with GAAP.

         "GOOD FAITH" or "GOOD FAITH" shall have the meaning ascribed to the term "good faith" in Article 1.201 (19) of the UCC on the date of this Agreement.

         "GOVERNMENTAL AUTHORITY" shall mean the United States, each state, each county, each city, and each other political subdivision in which all or any portion of the Collateral is located, and each other political subdivision, agency, or instrumentality exercising jurisdiction over Bank, any Loan Party or any Collateral.

         "GOVERNMENTAL REQUIREMENTS" shall mean all laws, ordinances, rules, and regulations of any Governmental Authority applicable to any Loan Party, any of the Indebtedness or any Collateral.

         "GUARANTOR(S)" shall mean, as the context dictates, any Person(s) (other than the Borrower) who shall, at any time, guarantee or otherwise be or become obligated for the repayment of all or any part of the Indebtedness, including, without limitation, PMC Acquisition, Inc.

         "HAZARDOUS MATERIAL" shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in, or for purposes of, any Environmental Law(s).

         "HEDGING CONTRACT" shall mean any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates.

         "INDEBTEDNESS" shall mean all loans, advances, indebtedness, obligations and liabilities of any Loan Party to Bank under any Loan Document, together with all other indebtedness, obligations and liabilities whatsoever of Borrower to Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, voluntary or involuntary, known or unknown, or originally payable to Bank or to a third party and subsequently acquired by Bank including, without limitation, any: late

                                                          DEFINED TERMS ADDENDUM
                                                                          PAGE 6
charges; loan fees or charges; overdraft indebtedness; costs incurred by Bank in establishing, determining, continuing or defending the validity or priority of any Lien or in pursuing any of its rights or remedies under any Loan Document or in connection with any proceeding involving Bank as a result of any financial accommodation to Borrower; debts, obligations and liabilities for which Borrower would otherwise be liable to the Bank were it not for the invalidity or enforceability of them by reason of any bankruptcy, insolvency or other law or for any other reason; and reasonable costs and expenses of attorneys and paralegals, whether any suit or other action is instituted, and to court costs if suit or action is instituted, and whether any such fees, costs or expenses are incurred at the trial court level or on appeal, in bankruptcy, in administrative proceedings, in probate proceedings or otherwise; provided, however, that the term Indebtedness shall not include any consumer loan to the extent treatment of such loan as part of the Indebtedness would violate any Governmental Requirement.

         "INVENTORY" shall have the meaning assigned to such term in the UCC on the date of this Agreement together with all goods, merchandise and other personal property of Borrower and each other Loan Party which shall pledge or purport to pledge the same as security for any of the Indebtedness, now owned or hereafter produced, manufactured or acquired by any such Person, which are held for sale or lease or are furnished under a contract of service or are raw materials, work-in-process or materials used or consumed or to be used or consumed in any such Person's business, and any other Inventory of any such Person, as determined in accordance with GAAP.

         "LETTER OF CREDIT" shall mean a letter of credit issued by the Bank for the account of and/or upon the application of any Loan Party in accordance with this Agreement, as such Letter of Credit may be amended, supplemented, extended or confirmed from time to time.

         "LETTER OF CREDIT LIABILITIES" shall mean, at any time and in respect of all Letters of Credit, the sum of (a) the aggregate amount available to be drawn under all such Letters of Credit plus (b) the aggregate unpaid amount of all Reimbursement Obligations then due and payable in respect of previous drawings under such Letters of Credit.

         "LIEN" shall mean any valid and enforceable interest in any property, whether real, personal or mixed, securing an indebtedness, obligation or liability owed to or claimed by any Person other than the owner of such property, whether such indebtedness is based on the common law or any statute or contract and including, but not limited to, a security interest, pledge, mortgage, assignment, conditional sale, trust receipt, lease, consignment or bailment for security purposes.

         "LOAN DOCUMENTS" shall mean collectively, this Agreement, the Note, any reimbursement agreement or other documentation executed in connection with any Letter of Credit, and any other documents, instruments or agreements evidencing, governing, securing, guaranteeing or otherwise relating to or executed pursuant to or in connection with any of the Indebtedness or any Loan Document (whether executed and delivered prior to, concurrently with or subsequent to this Agreement), as such documents may have been or may hereafter be amended from time to time.

         "LOAN PARTY" shall mean Borrower and each Guarantor.

                                                          DEFINED TERMS ADDENDUM
                                                                          PAGE 7

         "LOANS" shall mean, collectively, the Revolving Loans, and "LOAN" shall mean any of them.

         "MASTER REVOLVING NOTE" shall mean the Master Revolving Note of even date herewith in the original principal amount of $12,500,000 made by Borrower payable to the order of the Bank, as the same may be renewed, extended, modified, increased or restated from time to time.

         "MATERIAL ADVERSE EFFECT" shall mean (i) any act, event, condition or circumstance which could materially and adversely affect the business, operations, condition (financial or otherwise), performance or assets of Borrower on a consolidated basis, the ability of Borrower to perform its obligations under any Loan Document to which it is a party or by which it is bound or the enforceability of any Loan Document, and (ii) with respect to Sections 3.10, 3.11, 3.17 and 4.12, any act, event, condition or circumstance which could materially and adversely affect the business, operations, condition (financial or otherwise), performance or assets of any Loan Party, the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or by which it is bound or the enforceability of any Loan Document.

         "MAXIMUM LEGAL RATE" shall mean the maximum rate of nonusurious interest per annum permitted to be paid by Borrower or, if applicable, another Loan Party or received by Bank with respect to the applicable portion of the Indebtedness from time to time under applicable state or federal law as now or as may be hereafter in effect, including, as to Chapter 303 of the Texas Finance Code, but otherwise without limitation, that rate based upon the "weekly ceiling" (as defined in the Texas Finance Code).

         "NET INCOME" shall mean the net income of the Borrower on a consolidated basis for any applicable period of determination, determined in accordance with GAAP, but excluding, in any event:

         (a) any material gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses; and

         (b) net earnings of any Person not consolidated with Borrower in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

         "NOTE" shall mean the Master Revolving Note, and all notes given in replacement and substitution thereof.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any Person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

         "PENSION PLAN(S)" shall mean any and all employee benefit pension plans of Borrower and/or any of its Subsidiaries in effect from time to time, as such term is defined in ERISA.

                                                          DEFINED TERMS ADDENDUM
                                                                          PAGE 8

         "PERMITTED ENCUMBRANCES" shall mean:

         (a)      Liens in favor of the Bank;

         (b) Liens for taxes, assessments or other governmental charges which are not yet due and payable, incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which are being contested in good faith by appropriate proceedings and, if requested by Bank, bonded in an amount and manner satisfactory to Bank;

         (c) Liens, not delinquent, arising in the ordinary course of business and created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations;

         (d) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law Liens securing obligations incurred in good faith in the ordinary course of business without violation of any Loan Document that are not yet due and payable;

         (e) encumbrances consisting of existing or future zoning restrictions, existing recorded rights-of-way, existing recorded easements, existing recorded private restrictions or existing or future public restrictions on the use of real property, none of which materially impairs the use of such property in the operation of the business for which it is used, and none of which is violated in any material respect by any existing or proposed structure or land use and none of which is prohibited by any other Loan Document;

         (f) Liens arising in connection with Capitalized Lease Obligations permitted under Section 5.4(d); and

         (g)      Liens on Accounts that are not Eligible Accounts.

         "PERSON" or "PERSON" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

         "REIMBURSEMENT OBLIGATIONS" shall mean, at any time and in respect of all Letters of Credit, the aggregate obligations any Loan Party, then outstanding or which may thereafter arise, to reimburse the Bank for any amount paid or incurred by the Bank in respect of any and all drawings under such Letter of Credit, together with any and all other Indebtedness, obligations and liabilities of any Loan Party to Bank related to such Letter of Credit arising under this Agreement, any Letter of Credit application or any other Loan Document, to the extent not repaid with the Revolving Loans advanced under this Agreement.

                                                          DEFINED TERMS ADDENDUM
                                                                          PAGE 9

         "REQUEST FOR ADVANCE" shall mean an oral or written request or authorization for an advance of Loan proceeds which if made in writing shall be in the form annexed hereto as Exhibit B, or in such other form as is acceptable to Bank.

         "REVOLVING CREDIT MATURITY DATE" shall mean November 1, 2006 or such earlier date on which the entire unpaid principal amount of al Revolving Loans becomes due and payable whether by the lapse of time, demand for payment, acceleration or otherwise; provided, however, if any such date is not a Business Day, then the Revolving Credit Maturity Date shall be the next succeeding Business Day.

         "REVOLVING CREDIT MAXIMUM AMOUNT" shall mean (a) $8,000,000 if the sum of the outstanding principal balance of all Revolving Loans plus the Letter of Credit Liabilities is less than or equal to $8,000,000, or (b) the lesser of (i) TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($12,500,000), or (ii) the Borrowing Base Limitation if the sum of outstanding principal balance of all Revolving Loans plus the Letter of Credit Liabilities exceeds $8,000,000.

         "REVOLVING LOAN" shall mean an advance made, or to be made, under the revolving credit loan facility to or for the credit of Borrower by the Bank pursuant to the Loan Terms, Conditions and Procedures Addendum.

         "SUBSIDIARY" shall mean as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity.

         "TANGIBLE NET WORTH" shall mean as of any applicable date of determination, the consolidated shareholder's equity of Borrower, calculated in accordance with GAAP, less any Affiliate Receivables, goodwill, and all other assets normally classified as intangible assets under GAAP.

         "TELEPHONE NOTICE AUTHORIZATION" shall mean an agreement in form satisfactory to Bank authorizing telephonic and facsimile notices of borrowing and establishing a codeword system of identification in connection therewith.

         "UCC" shall mean the Uniform Commercial Code as adopted and in force in the State of Texas, as amended.

                                                          DEFINED TERMS ADDENDUM
                                                                         PAGE 10

                          FINANCIAL COVENANTS ADDENDUM

SECTION 1. FINANCIAL COVENANTS.

         1.1 Tangible Net Worth. Maintain a Tangible Net Worth at all times of not less than (a) from the dated of this Agreement through June 29, 2004, $20,500,000 and (b) during each fiscal year thereafter, the sum of (i) the minimum Tangible Net Worth required pursuant to this Section 1.1 for the immediately preceding fiscal year, plus (ii) fifty percent (50%) multiplied by the positive Net Income of Borrower for the immediately preceding fiscal year.

         1.2 Current Ratio. Maintain in a Current Ratio at all times of not less than 1.15 to 1.

                                                    FINANCIAL COVENANTS ADDENDUM
                                                                          PAGE 1

                 LOAN TERMS, CONDITIONS AND PROCEDURES ADDENDUM

SECTION 1. REVOLVING CREDIT FACILITY

         1.1 Revolving Credit Commitment. Subject to the terms and conditions of the Loan Documents, the Bank agrees to make Revolving Loans to Borrower at any time and from time to time from the effective date hereof until (but not including) the Revolving Credit Maturity Date. The aggregate principal amount of Revolving Loans at any time outstanding plus the Letter of Credit LIABILITIES shall not exceed the Revolving Credit Maximum Amount. All of such Revolving Loans shall be evidenced by the Master Revolving Note, under which advances, repayments and re-advances may be made, subject to the terms and conditions of the Loan Documents.

         1.2 Repayment of and Interest on the Master Revolving Note. Each Revolving Loan evidenced by the Master Revolving Note from time to time outstanding hereunder shall, from and after the date of such Revolving Loan, bear interest at a per annum rate equal to the Applicable Interest Rate until the occurrence of an Event of Default and thereafter at the Default Rate and shall be due and payable in accordance with the terms of the Master Revolving Note. All unpaid principal, accrued and unpaid interest and other amounts owing under the Master Revolving Note shall be due and payable on the Revolving Credit Maturity Date.

         1.3 Requests for Advances. Except as hereinafter provided, Borrower may request a Revolving Loan by submitting to Bank a Request for Advance by an authorized officer or other representative of Borrower, subject to the following:

         i. each such Request for Advance shall include, without limitation, the proposed amount of such Revolving Loan and the proposed Disbursement Date, which date must be a Business Day;

         ii. each such Request for Advance shall be communicated to Bank by 2:00 p.m. (Dallas, Texas time) on the proposed Disbursement Date;

         iii. a Request for Advance, once communicated to Bank, shall not be revocable by Borrower;

         iv. each Request for Advance, once communicated to Bank, shall constitute a representation, warranty and certification by Borrower as of the date thereof that:

                  (1) both before and after the making of such Revolving Loan, the obligations set forth in the Loan Documents are and shall be valid, binding and enforceable obligations of each Loan Party, as applicable;

                  (2) all terms and conditions precedent to the making of such Revolving Loan have been satisfied, and shall remain satisfied through the date of such Revolving Loan;

                                  LOAN TERMS, CONDITIONS AND PROCEDURES ADDENDUM
                                                                          PAGE 1

                  (3) the making of such Revolving Loan will not cause the aggregate outstanding principal amount of all Revolving Loans plus the Letter of Credit Liabilities to exceed the Revolving Credit Maximum Amount;

                  (4) no Default or Event of Default shall have occurred or be in existence, and none will exist or arise upon the making of such Revolving Loan;

                  (5) the representations and warranties contained in the Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Revolving Loan; and

                  (6) the Request for Advance will not violate the terms or conditions of any contract, indenture, agreement or other borrowing of any Loan Party.

Bank may elect (but without any obligation to do so) to make a Revolving Loan upon the telephonic or facsimile request of Borrower, provided that Borrower has first executed and delivered to Bank a Telephone Notice Authorization. If any such Revolving Loan based upon a telephonic or facsimile request is made by Borrower, Bank may require Borrower to confirm said telephonic or facsimile request in writing by delivering to Bank, on or before 2:00 p.m. (Dallas, Texas time) on the next Business Day following the Disbursement Date of such Revolving Loan, a duly executed written Request for Advance, and all other provisions of this Section 1 shall be applicable with respect to such Revolving Loan. In addition, Borrower may authorize the Bank to automatically make Revolving Loans pursuant to such other written agreements as may be entered into by Bank and Borrower

         1.4 Prepayment. Borrower may prepay all or part of the outstanding balance under the Master Revolving Note at any time, without premium, penalty or prejudice to the right of Borrower to reborrow under the terms of this Agreement, subject to the terms and conditions of the Loan Documents.

         1.5 Revolving Credit Maximum Amount and Reduction of Indebtedness. Notwithstanding anything contained in this Agreement to the contrary, the aggregate principal amount of all Revolving Loans at any time outstanding plus the Letter of Credit Liabilities shall not exceed the Revolving Credit Maximum Amount. If said limitations are exceeded at anytime, Borrower shall immediately, without demand by Bank, pay to Bank an amount not less than such excess, or, if Bank, in its sole discretion, shall so agree, Borrower shall provide Bank cash collateral in an amount not less than such excess, and Borrower hereby pledges and grants to Bank a security interest in such cash collateral so provided to Bank.

         1.6 Use of Proceeds of Revolving Loans. The proceeds of Revolving Loans shall be used to refinance existing revolving credit line indebtedness and outstanding letters of credit and for other working capital needs of Borrower.

                                  LOAN TERMS, CONDITIONS AND PROCEDURES ADDENDUM
                                                                          PAGE 2

         1.7 Non-Application of Chapter 346 of Texas Finance Code. The provisions of Chapter 346 of the Texas Finance Code are specifically declared by the parties not to be applicable to any of the Loan Documents or the transactions contemplated thereby.

         1.8 Unused Commitment Fee. Borrower shall pay to Bank an unused commitment fee, calculated at a per annum rate, in an amount equal to the product of (a) 0.125% per annum multiplied by (b) the amount by which $12,500,000 exceeds the sum of (i) the outstanding principal balance of all Revolving Loans plus (ii) the Letter of Credit Liabilities, plus (iii) $2,500,000. Such fee shall be computed on a daily basis and shall be payable quarterly in arrears as of the end of each of Borrower's fiscal quarters. Bank shall invoice Borrower for such fees, which invoice shall be due and payable within fifteen (15) days after receipt.

         1.9      Letters of Credit.

         i. Letters of Credit. Subject to the terms and conditions of this Agreement and the other Loan Documents, the Bank shall, upon request from Borrower from time to time prior to the Revolving Credit Maturity Date, issue one or more Letters of Credit. The Letter of Credit Liabilities shall not exceed $10,000,000; and the sum of (i) the outstanding principal balance of all Revolving Loans plus (ii) the Letter of Credit Liabilities shall not exceed the Revolving Credit Maximum Amount. No Letter of Credit shall have a stated expiration date later than eighteen (18) months after the date of issuance thereof, and in no event shall such stated expiration date be later than twelve (12) months after the Revolving Credit Maturity Date.

         ii. Additional Provisions. The following additional provisions shall apply to each Letter of Credit:

                  (1) Borrower shall give the Bank written notice requesting each issuance of a Letter of Credit hereunder not less than three (3) Business Days prior to the requested issuance date and shall furnish such additional information regarding such transaction as Bank may request. The issuance by Bank of each Letter of Credit shall, in addition to the conditions precedent set forth elsewhere in this Agreement, be subject to the conditions precedent that (A) such Letter of Credit shall be in form and substance satisfactory to Bank, (B) Borrower shall have executed and delivered such applications and other instruments and agreements relating to such Letter of Credit as Bank shall have requested and are not inconsistent with the terms of this Agreement, (C) each of the statements in Section 1.3(d)(i), (ii),
                           (iv), (v) and (vi) of this Loan Terms, Conditions and Procedures Addendum are true as of the date of issuance of such Letter of Credit with respect to issuance of such Letter of Credit (as opposed to making a Revolving Loan), and the submission of an application for issuance of a Letter of Credit shall constitute a representation, warranty and certification of Borrower to that effect, and (D) no Letter of Credit may be issued if after giving effect thereto, the sum of the aggregate outstanding principal balance of all Revolving Loans plus the Letter of Credit

                                  LOAN TERMS, CONDITIONS AND PROCEDURES ADDENDUM
                                                                          PAGE 3

                           Liabilities would exceed the Revolving Credit Maximum Amount. With respect to the issuance or renewal of each Letter of Credit, Borrower shall pay to Bank such letter of credit fees and other expenses customarily charged by Bank in connection with the issuance or renewals of letters of credit.

                  (2) Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse Bank for any amount paid by Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived. Unless Borrower shall elect to otherwise satisfy such Reimbursement Obligation, such reimbursement shall, subject to satisfaction of any conditions provided herein for the making of Revolving Loans and to the Revolving Credit Maximum Amount, automatically be made by advancing to Borrower a Revolving Loan in the amount of such Reimbursement Obligation.

                  (3) Borrower shall pay to Bank a fee, calculated at a per annum rate, for the issuance of each Letter of Credit (the "Letter of Credit Fee"), which fee shall be determined in accordance with the following schedule based on Borrower's Debt to Tangible Net Worth Ratio:

                                                    LETTER OF
                                                    CREDIT FEE
DEBT TO TANGIBLE NET WORTH RATIO                    PER ANNUM
--------------------------------                    ----------
Equal to or greater than 1.5:1                        1.25%

Less than 1.5:1 and equal to or greater than 1:1     1.125%

Less than 1:1                                         1.00%

                           The Debt to Tangible Net Worth Ratio applicable to any Letter of Credit for the purposes of calculating the Letter of Credit Fee shall be the Debt to Tangible Net Worth Ratio demonstrated on the most recent Compliance Certificate or Financial Statements received by Bank, or in the event the Bank does not timely receive a Compliance Certificate and all Financial Statements as required by Section 4.3 of this Agreement or any other Loan Document, the Letter of Credit Fee shall be 1.25%. The Letter of Credit fee shall be due and payable quarterly in arrears as of the end of each of Borrower's fiscal quarters. Notwithstanding any of the foregoing, for any Letter of Credit having a face amount of less than $25,000, the Letter of Credit Fee shall be $150 per annum and shall be due and payable in advance on the date of the issuance of such Letter of Credit and on each annual anniversary thereof.

         iii. Indemnification; Release. Borrower hereby indemnifies and agrees to defend and hold harmless Bank and its officers, directors, employees, agents and representatives

                                  LOAN TERMS, CONDITIONS AND PROCEDURES ADDENDUM
                                                                          PAGE 4
                  from and against any and all claims and damages, losses, liabilities, costs or expenses (as used in this Section, collectively, the "Indemnified Matters") which any such indemnified party may incur (or which may be claimed against Bank or any such indemnified party by any person whatsoever), REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit; provided that Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification, or
                  (ii) by the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under application law. Upon Bank's receipt of written notice of any such Indemnified Matter, Bank will provide to Borrower notice, in writing accompanied by reasonable detail, of such Indemnified Matter, but any failure by Bank to provide such notice to Borrower shall not impair or otherwise affect the rights of Bank or its officers, directors, employees, agents or representatives to be indemnified, defended and held harmless under this Section.

SECTION 2. FUNDING LOANS, PAYMENTS, RECOVERIES AND COLLECTIONS

         2.1 Funding Loans. Subject to the satisfaction of all conditions precedent to the making and funding of any Loan set forth in any Loan Document, including, without limitation, those conditions precedent set forth in Section 3 of this Addendum, Bank shall make the proceeds of any such Loan available to Borrower by 5:00 p.m. (Dallas, Texas time) on the respective Disbursement Date of such Loan, by depositing such proceeds into such account maintained by Borrower with Bank as Borrower shall designate in writing or as otherwise agreed to in writing by Borrower and Bank.

         2.2 Bank's Books and Records. The amount and date of each Loan hereunder, the amount from time to time outstanding under each Note, the Applicable Interest Rate in respect of each Loan, and the amount and date of any repayment hereunder or the Note, shall be noted on Bank's books and records, which shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to pay to Bank all amounts owing to Bank under or pursuant to the Loan Documents, in each case, when due in accordance with the terms hereof or thereof.

         2.3 Payments on Non-Business Day. In the event that any payment of any principal, interest, fees or any other amounts payable by Borrower under or pursuant to any Loan Document shall become due on any day which is not a Business Day, such due date shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable at the Applicable Interest Rate(s) for and during any such extension.

         2.4 Payment Procedures. Unless otherwise expressly provided in a Loan Document, all sums payable by Borrower to Bank under or pursuant to any Loan Document, whether principal,

                                  LOAN TERMS, CONDITIONS AND PROCEDURES ADDENDUM
                                                                          PAGE 5
interest, or otherwise, shall be paid, when due, directly to Bank at the office of Bank identified on the signature page of this Agreement, or at such other office of Bank as Bank may designate in writing to Borrower from time to time, in immediately available United States funds, and without setoff, deduction or counterclaim. Bank may, in its discretion, charge any and all deposit or other accounts (including, without limitation, any account evidenced by a certificate of deposit or time deposit) of Borrower maintained with Bank for all or any part of any Indebtedness then due and payable; provided, however, that such authorization shall not affect Borrower's obligations to pay all Indebtedness, when due, whether or not any such account balances maintained by Borrower with Bank are insufficient to pay any amounts then due.

         2.5 Maximum Interest Rate. At no time shall any Applicable Interest Rate or Default Rate under this Agreement or any Note, or otherwise in respect of any Loan or any Indebtedness hereunder, exceed the Maximum Legal Rate, giving due consideration to the execution of this Agreement and each Note. In the event that any interest is charged or otherwise received by Bank in excess of the Maximum Legal Rate, Borrower hereby acknowledges and agrees that any such excess interest shall be the result of an accidental and bona fide error, and any such excess shall be deemed to have been payments of principal, and not of interest, and shall be applied, first, to reduce the principal Indebtedness then outstanding, second, any remaining excess, if any, shall be applied to reduce any other Indebtedness, and third, any remaining excess, if any, shall be returned to Borrower. Notwithstanding the foregoing or anything to the contrary contained in this Agreement or any other Loan Document, but subject to all limitations contained in this paragraph, if at anytime any Applicable Interest Rate or Default Rate or other rate of interest applicable to any portion of the Indebtedness is computed on the basis of the Maximum Legal Rate, any subsequent reduction in the Applicable Interest Rate, Default Rate or such other rate of interest shall not reduce such interest rate thereafter payable below the Maximum Legal Rate until the aggregate amount of interest accrued equals the total amount of interest that would have accrued if interest had, at all times, been computed solely on the basis of the Applicable Interest Rate, Default Rate or such other interest rate. This paragraph shall control all agreements between the Borrower and the Bank.

         2.6 Receipt of Payments by Bank. Any payment by Borrower of any of the Indebtedness made by mail will be deemed tendered and received by Bank only upon actual receipt thereof by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or in any other manner, and such payment shall not be deemed to have been made in a timely manner unless actually received by Bank on or before the date due for such payment, time being of the essence. Borrower expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and any failure to pay the entire amount then due shall constitute and continue to be an Event of Default hereunder. Bank shall be entitled to exercise any and all rights and remedies conferred upon and otherwise available to Bank under any Loan Document upon the occurrence and during the continuance of any such Event of Default. Prior to the occurrence of any Default, Borrower shall have the right to direct the application of any and all payments made to Bank hereunder to the Indebtedness evidenced by the Note. Borrower waives the right to direct the application of any and all payments received by Bank hereunder at any time or times after the occurrence and during the continuance of any Default. Borrower further agrees that after the

                                  LOAN TERMS, CONDITIONS AND PROCEDURES ADDENDUM
                                                                          PAGE 6
occurrence and during the continuance of any Default, or prior to the occurrence of any Default if Borrower has failed to direct such application, Bank shall have the continuing exclusive right to apply and to reapply any and all payments received by Bank at any time or times, whether as voluntary payments, proceeds from any Collateral, offsets, or otherwise, against the Indebtedness in such order and in such manner as Bank may, in its sole discretion, deem advisable, notwithstanding any entry by Bank upon any of its books and records. Borrower hereby expressly agrees that, to the extent that Bank receives any payment or benefit of or otherwise upon any of the Indebtedness, and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other Person under any bankruptcy act, state or federal law, common law, equitable cause or otherwise, then to the extent of such payment or benefit, the Indebtedness, or part thereof, intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made or received by Bank, and, further, any such repayment by Bank shall be added to and be deemed to be additional Indebtedness.

         2.7 Security. Payment and performance of the Indebtedness shall be secured by Liens on all of the assets and properties of Borrower and of such other Loan Parties as Bank may require from time to time and shall be guaranteed by the Guarantors. If on or after the Revolving Credit Maturity Date, all Indebtedness (excluding Indebtedness with respect to future drawings under Letters of Credit) shall have been paid in full, and all Indebtedness with respect to future drawings under Letters of Credit shall have been secured by cash collateral or letters of credit in a manner acceptable to Bank, then Bank shall release its Liens on the Collateral, other than such cash collateral.

SECTION 3. CONDITIONS PRECEDENT

         3.1 Conditions Precedent to First Loan or First Letter of Credit. The obligation of the Bank to issue the first Letter of Credit or to make the first Revolving Loan under or pursuant to this Agreement shall be subject to the following conditions precedent:

         (i) Execution of this Agreement, Note and other Loan Documents. Borrower shall have executed and delivered to Bank, or caused to have been executed and delivered to Bank, this Agreement, the Note and all other Loan Documents, and this Agreement (including all addenda, schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), such Note, and all other Loan Documents, shall be in full force and effect and binding and enforceable obligations of Borrower and, to the extent that it is a party thereto or otherwise bound thereby, of each other Person who may be a party thereto or bound thereby.

         (ii) Authority Documents. Bank shall have received: (i) copies of resolutions of the board of directors of each Loan Party evidencing approval of the borrowing hereunder and the transactions contemplated by the Loan Documents, and authorizing the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party or by which it is otherwise bound, which resolutions shall have been certified by a duly authorized officer or other representative, as

                                  LOAN TERMS, CONDITIONS AND PROCEDURES ADDENDUM
                                                                          PAGE 7
                  applicable, of each Loan Party as of the date of this Agreement as being complete, accurate and in full force and effect; (ii) incumbency certifications of a duly authorized officer, partner or other representative, as applicable, of each Loan Party, in each case, identifying those individuals who are authorized to execute the Loan Documents for and on behalf of such Loan Party, respectively, and to otherwise act for and on behalf of such Loan Party; (iii) certified copies of each of such Loan Party's articles of incorporation and bylaws, and all amendments thereto; and (iv) certificates of existence, good standing and authority to do business, as applicable, certified within 30 days of the date of this Agreement, from the state or other jurisdiction of each of such Loan Party's organization.

         (iii) Collateral Documents. As security and support for the payment and performance of all Indebtedness of Borrower to Bank, Borrower shall have furnished, executed and delivered to Bank, or shall have caused to have been furnished, executed and delivered to Bank, prior to or concurrently with the Disbursement Date for the initial Loan hereunder, in form satisfactory to Bank, the following documents, and Bank shall have received proof that appropriate security agreements, financing statements, collateral and other documents covering the Collateral shall have been executed and delivered by the appropriate Persons and recorded or filed in such jurisdictions and such other steps shall have been taken as necessary to perfect, subject only to Permitted Encumbrances, the Liens granted thereby:

                  (1) a security agreement executed by Borrower covering all of its assets, including all equity interests of Borrower in all of its domestic Subsidiaries;

                  (2)      Guaranty executed by the Guarantor;

                  (3) financing statements required or requested by Bank to perfect all security interests to be conferred upon Bank under the Loan Documents and to accord Bank a perfected security position in the Collateral, subject only to Permitted Encumbrances;

                  (4) such additional documents or certificates as may reasonably be required by Bank and/or required under the terms of any and every Loan Document; and

                  (5) such other documents or agreements of security and appropriate assurances of validity, perfection and priority of Lien as Bank may reasonably request.

         (iv) Legal Opinion Letter. Borrower shall have furnished to Bank an opinion of Borrower's legal counsel, dated as of the date of this Agreement, and covering such matters as are required by Bank and which is otherwise satisfactory in form and substance to Bank.

         (v) Licenses, Permits, Approvals, Etc. To the extent necessary and applicable, Borrower shall have received any and all necessary authorizations, approvals and consents from

                                  LOAN TERMS, CONDITIONS AND PROCEDURES ADDENDUM
                                                                          PAGE 8
                  all applicable Governmental Authorities in respect of the borrowing by Borrower of the Loans hereunder, the Loan Documents and the transactions contemplated by any Loan Document; and Bank shall have also received copies of each authorization, license, permit, consent, order or approval of, or registration, declaration or filing with, any Governmental Authority or any securities exchange or other Person obtained or made by Borrower or any other Person in connection with the transactions contemplated by the Loan Documents and which is material to the financial condition of Borrower or such other Person or the conduct of its business or the transactions contemplated hereby or the Collateral.

         (vi) UCC Lien Search. Bank shall have received UCC, tax lien and judgment lien record and copy searches, disclosing no notice of any Liens or encumbrances filed against any of the Collateral, other than the Permitted Encumbrances.

         (vii) Casualty Insurance. Borrower shall have furnished to Bank, or cause to have been furnished to Bank, in form and content and in amounts and with companies rated "A" or better by a nationally recognized rating agency for insurance carriers, casualty insurance policies, with loss payable clauses in favor of Bank, relating to the assets and properties (including, but not limited to, the Collateral) of Borrower any applicable Loan Party.

         (viii) Financial Statements and Audit. Borrower shall have furnished to Bank, Borrower's audited annual Consolidated financial statements for the fiscal year ended June 30, 2003, prepared by Grant Thornton, and the field audit of Borrower shall have been completed and the results thereof shall be satisfactory to Bank.

         (ix) Approval of Bank Counsel. All actions, proceedings, instruments and documents required to carry out the borrowings and transactions contemplated by this Agreement or any other Loan Document or incidental thereto, and all other related legal matters, shall have been satisfactory to and approved by legal counsel for Bank, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have requested.

         (x) Compliance with Certain Documents and Agreements. Each Loan Party shall have each performed and complied with all agreements and conditions contained in the Loan Documents applicable to it and which are then in effect.

         (xi) Other Documents and Instruments. Bank shall have received such other instruments and documents (not inconsistent with the terms hereof) as Bank may request in connection with the making of the Loans hereunder, and all such instruments and documents shall be satisfactory in form and substance to Bank.

         3.2 Conditions Precedent to Disbursement of All Loans and All Letters of Credit. In addition to any other terms and conditions set forth in this Agreement, including, without limitation, those set forth in Section 3.1 above, the obligation of Bank to make any Loan or to issue any Letter of Credit under this Agreement, including, without limitation, the initial Loan hereunder, shall be

                                  LOAN TERMS, CONDITIONS AND PROCEDURES ADDENDUM
                                                                          PAGE 9
further subject to the satisfaction of each of the following conditions precedent on or before the Disbursement Date for such Loan:

         (i) Execution and Delivery of Note. Borrower shall have executed and delivered to Bank the applicable Note, with appropriate insertions, to evidence such Loan and the Indebtedness of Borrower in respect thereof.

         (ii) Loan Documents Binding and Enforceable. All Loan Documents shall be in full force and effect and binding and enforceable obligations of each Loan Party.

         (ii) Representations and Warranties. Each of the representations and warranties of each Loan Party under any Loan Document shall be true and correct in all material respects.

         (iv) No Default or Material Adverse Effect. No Default or Event of Default shall have occurred and be continuing; and no event shall have occurred which could reasonably be expected to cause a Material Adverse Effect.

                                  LOAN TERMS, CONDITIONS AND PROCEDURES ADDENDUM
                                                                         PAGE 10

                                                                       EXHIBIT A

                           FORM COMPLIANCE CERTIFICATE

         This Compliance Certificate is executed and delivered to Comerica Bank ("Bank") by Peerless Mfg. Co. ("Borrower"), this _________ day of ________________, 20__. All capitalized terms used but not defined herein, shall have the meanings given to such terms in that certain Credit Agreement, dated as of October 30, 2003 between Bank and Borrower (as renewed, extended, modified and restated from time to time, the "Credit Agreement"). The undersigned hereby certifies to Bank as follows:

         (1) The undersigned is the duly elected, qualified and acting ______________________________ of Borrower and, as such, is authorized to make and deliver this Certificate.

         (2) The undersigned has reviewed the provisions of the Credit Agreement and confirms that, as of the date hereof:

                  (a)      the representations and warranties contained in
Section 3 of the Credit Agreement are true and correct in all material respects on and as of the date hereof with the same force and effect as though made on and as of the date hereof,

                  (b) no Default or Event of Default has occurred and is continuing, and Borrower has complied with all of the terms, covenants and conditions set forth in the Credit Agreement; and

                  (c) attached hereto as Schedule A is a report prepared by the undersigned setting forth information and calculations that demonstrate (i) compliance (or noncompliance) with each of the covenants set forth in the Financial Covenants Addendum to the Credit Agreement, and (ii) Borrower's Debt to Tangible Net Worth Ratio.

The foregoing certificate is given in my capacity as __________________________ of Borrower, and not in my individual capacity.

                                    PEERLESS MFG. CO., a Texas corporation

                                    By:    _____________________________________
                                    Name:  _____________________________________
                                    Title: _____________________________________

                                                  FORM OF COMPLIANCE CERTIFICATE
                                                                       EXHIBIT A
                                                                          PAGE 1

                      SCHEDULE A TO COMPLIANCE CERTIFICATE

(i)      Tangible Net Worth.

                  (i)      Tangible Net                            $____________
                           Worth:

                  (ii)     Financial Covenants                     $____________
                           Addendum presently
                           requires Tangible
                           Net Worth be not
                           less than:

         Covenant Satisfied___________________
         Covenant Not Satisfied_______________
         Covenant Not Tested__________________

(ii)     Current Ratio.

         (i)      Current assets:                                  $____________

         (ii)     Current liabilities:                             $____________

         (iii)    Ratio of (i) current assets
                  to (ii) current liabilities
                  [(a) + (b)]:                    ____ to 1.0

         (iv)     Financial Covenants Addendum
                  presently requires maintenance
                  of a Current Ratio of not less
                  than:                           1.15 to 1.0

         Covenant Satisfied __________________

         Covenant Not Satisfied ______________

         Covenant Not Tested _________________

(iii)    Debt to Tangible Net Worth Ratio.

         (i)      Consolidated Debt:                               $____________

         (ii)     Consolidated Tangible Net                        $____________
                  Worth:

                                                  FORM OF COMPLIANCE CERTIFICATE
                                                                       EXHIBIT A
                                                                          PAGE 2

         (iii)    Ratio of (i) Consolidated Debt
                  to (ii) Consolidated Tangible
                  Net Worth                       ____ to 1.0

                                                  FORM OF COMPLIANCE CERTIFICATE
                                                                       EXHIBIT A
                                                                          PAGE 3

                                                                       EXHIBIT B

                           FORM OF REQUEST FOR ADVANCE
                                (REVOLVING LOAN)

         The undersigned hereby requests COMERICA BANK ("Bank") to make a Revolving Loan to the undersigned on , 20__, in the amount of ____________________ Dollars ($ ) under the Credit Agreement dated as of October 30, 2003 by and between the undersigned and Bank (herein called the "Credit Agreement").

        The undersigned represents, warrants and certifies that no Default or Event of Default has occurred and is continuing under the Credit Agreement, and none will exist upon the making of the Revolving Loan requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Master Revolving Note plus the Letter of Credit Liabilities will not exceed the Revolving Credit Maximum Amount.

        The undersigned hereby authorizes Bank to disburse the proceeds of the Revolving Loan being requested by this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned and Bank may otherwise agree.

        Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

         Dated this _______ day of __________________, 20__.

                                    PEERLESS MFG. CO., a Texas corporation

                                    By:    _____________________________________
                                    Name:  _____________________________________
                                    Title: _____________________________________

                                                     FORM OF REQUEST FOR ADVANCE
                                                                (REVOLVING LOAN)
                                                                       EXHIBIT B
                                                                        PAGE B-1

                                  SCHEDULE 3.5
                                  SUBSIDIARIES

                                                                    SUBSIDIARIES
                                                                    SCHEDULE 3.5

                                  SCHEDULE 3.14
                             EMPLOYEE BENEFIT PLANS

                                                          EMPLOYEE BENEFIT PLANS
                                                                   SCHEDULE 3.14

                                  SCHEDULE 3.17
                            ENVIRONMENTAL DISCLOSURES

None.

                                                       ENVIRONMENTAL DISCLOSURES
                                                                   SCHEDULE 3.17
                                                                          PAGE 1

                                  SCHEDULE 5.4
                                      DEBT

                                                                            DEBT
                                                                    SCHEDULE 5.4
                                                                          PAGE 1